 As filed with the Securities and Exchange Commission on June 2, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

 Under
THE SECURITIES ACT OF 1933

DESKTOP METAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-2044042 (I.R.S. Employer Identification No.)

63 3rd Avenue

Burlington, MA 01803

(Address of principal executive offices) (Zip code)

DESKTOP METAL, INC. 2020 INCENTIVE AWARD PLAN

DESKTOP METAL, INC. 2015 STOCK INCENTIVE PLAN

MAKE COMPOSITES, INC. 2018 EQUITY INCENTIVE PLAN
(Full title of the plan)

Meg Broderick
General Counsel

63 3rd Avenue

Burlington, MA 01803

(Name and address of agent for service)
(978) 224-1244
(Telephone number, including area code, of agent for service)

Copies to:

John H. Chory

Susan L. Mazur

Ryan M. Maierson

Emily E. Taylor

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

(617) 948-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A common stock, $0.0001 par value per share(3)	40,918,176	$13.20	$540,119,924	$58,928
Class A common stock, $0.0001 par value per share(4)	18,210,056	$13.20	$240,372,740	$26,225
Total	59,128,232	$13.20	$780,492,664	$85,153

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Class A common stock being registered pursuant to this registration statement.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sales price per share of the registrant’s Class A common stock on the New York Stock Exchange on May 27, 2021.

(3) Represents shares of Class A common stock available for future issuance under the Desktop Metal, Inc. 2020 Incentive Award Plan (the “2020 Plan”), which number consists of (i) 14,580,339 shares of Class A common stock initially reserved for issuance under the 2020 Plan, which includes 12,400,813 shares of Class A common stock and 2,179,526 shares of Class A common stock that remained available for issuance under the Desktop Metal, Inc. 2015 Stock Incentive Plan (the “2015 Plan”) and the Make Composites, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) immediately prior to the approval of the 2020 Plan by the Company’s stockholders; and (ii) an additional 26,337,837 shares of Class A common stock that may become issuable under the 2020 Plan.

(4) Represents shares of Class A common stock underlying awards granted under the 2015 Plan, as assumed by the registrant, and the 2018 Plan, as assumed by the registrant, that may forfeit or lapse unexercised under such plans and become available for issuance under the 2020 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Desktop Metal, Inc., unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Desktop Metal, Inc. or its predecessor, Trine Acquisition Corp. (as applicable, the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)            the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 15, 2021, as amended on each of April 30, 2021 and May 17, 2021 (File No. 001-38835);

(b)           the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021 filed with the Commission on May 17, 2021 (File No. 001-38835);

(c)           the Company’s Current Reports on Form 8-K filed with the Commission on March 15, 2021and May 14, 2021(each, File 001-38835), and in each case excluding Items 2.02 and 7.01; and

(d)               the description of the Company’s shares of Class A common stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on March 13, 2019 (File No. 001-38835), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended , or the Securities Act, against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on December 14, 2020).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed on December 14, 2020).
4.3	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed on March 8, 2019).
5.1*	Opinion of Latham & Watkins LLP.
23.1*	Consent of independent registered public accounting firm (Deloitte & Touche LLP).
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
99.1	2020 Incentive Award Plan (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K filed on March 15, 2021).
99.2	Form of Stock Option Agreement under the 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 filed on September 15, 2020).
99.3	Form of RSU Agreement under the 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4 filed on September 15, 2020).
99.4	Form of Restricted Stock Agreement under the 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4 filed on September 15, 2020).
99.5	2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed on October 15, 2020).
99.6	Form of Incentive Stock Option Agreement under the 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed on October 15, 2020).
99.7	Form of RSU Agreement under the 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 filed on October 15, 2020).
99.8*	Make Composites, Inc. 2018 Equity Incentive Plan.
99.9*	Form of Stock Option Agreement under Make Composites, Inc. 2018 Equity Incentive Plan

* Filed herewith.

Item 9.	Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)               To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)              To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on June 2, 2021.

DESKTOP METAL, INC.

By:	/s/ Ric Fulop
	Name:	Ric Fulop
	Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Ric Fulop and Meg Broderick acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Ric Fulop	Chief Executive Officer and
Ric Fulop	Chairman (principal executive officer)	June 2, 2021

/s/ James Haley	Chief Financial Officer
James Haley	(principal financial officer and principal accounting officer)	June 2, 2021

/s/ Scott Dussault
Scott Dussault	Director	June 2, 2021

/s/ Al El-Siblani
Al El-Siblani	Director	June 2, 2021

/s/ Dayna Grayson
Dayna Grayson	Director	June 2, 2021

Signature	Title	Date
/s/ Leo Hindery,Jr.
Leo Hindery,Jr.	Director	June 2, 2021

/s/ Wen Hsieh
Wen Hsieh	Director	June 2, 2021

/s/ Jeff Immelt
Jeff Immelt	Director	June 2, 2021

/s/ Byron Knight
Byron Knight	Director	June 2, 2021

/s/ Stephen Nigro
Stephen Nigro	Director	June 2, 2021

/s/ Steve Papa
Steve Papa	Director	June 2, 2021

/s/ Andy Wheeler
Andy Wheeler	Director	June 2, 2021